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The Board of Directors
Internet Communications Corporation:


We consent to the inclusion in Amendment No. 2 on Form S-1, of Rocky Mountain Internet, Inc. of our report dated May 2, 1997, with respect to the consolidated balance sheet of Internet Communications Corporation and Subsidiaries as of January 31, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended January 31, 1997 and 1996, and to the reference to our firm under the headings "Experts", "Summary Historical Financial Data--ICC" and "Selected Historical Financial Data--ICC" in the registration statement.

                                                  HEIN + ASSOCIATES LLP

Denver, Colorado
July  23, 1998